UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 25, 2014

PATRIOT MINEFINDERS INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-53848	30-0692325
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 – 510 West Hastings Street

Vancouver, British Columbia

Canada

(Address of principal executive offices)

V6B 1L8

(Zip Code)

Registrant’s telephone number, including area code:  (604) 687-7130

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the exchange Act (17 CFR 240.13e -4)

Item 1.02 Termination of a Material Definitive Agreement

On May 23, 2014, Patriot Minefinders Inc. (the “Company”) entered into a share exchange agreement (the “Share Exchange Agreement”) with Juliet Press Inc., a private British Columbia, Canada corporation (“Juliet”), and all the shareholders of Juliet (the “Juliet Shareholders”), to acquire 100% of the issued and outstanding common shares of Juliet (the “Juliet Shares”) from the Juliet Shareholders. Pursuant to the Share Exchange Agreement, the Company expected to issue 14,000,000 shares of its common stock to the Juliet Shareholders in consideration for the acquisition of the Juliet Shares, with the result that Juliet would become a wholly owned subsidiary of the Company upon the closing of the transaction.

On September 25, 2014 and pursuant to section 13.4(d) of the Share Exchange Agreement, the Company, Juliet and the Juliet Shareholders mutually agreed in writing to terminate the Share Exchange Agreement. As a result of such termination, the Share Exchange Agreement is of no further force and effect except for certain non-disclosure and confidentiality obligations of the parties.

The Company is continuing to actively explore and evaluate potential strategic transactions in multiple industries, including but not limited to natural resources and technology.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  September 25, 2014

PATRIOT MINEFINDERS INC.

/s/ Greg Johnston
Greg Johnston
CEO, Director